Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-268666 on Form S-3 and Registration Statement Nos. 333-183031, and 333-219509 on Form S-8 of our reports dated February 28, 2024, relating to the financial statements of Chart Industries, Inc., and the effectiveness of Chart Industries, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Chart Industries, Inc. for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 28, 2024